Exhibit 10.9

STATE OF FLORIDA

OFFICE OF FINANCIAL REGULATION

IN THE MATTER OF:                                                                                               )           ADMINISTRATIVE

PROCEEDING

FLORIDA COMMUNITY BANK,                                                                                               )           NO. 0554-FI-9/08

IMMOKALEE, FLORIDA                                                                                               )

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STIPULATION AND CONSENT TO

ENTRY OF ORDER TO CEASE. AND DESIST

The State of Florida, Office of Financial Regulation ("OFFICE"), and Florida

Community Bank ("BANK"), Immokalee, Florida, hereby enter into this STIPULATION AND CONSENT TO ENTRY OF ORDER TO CEASE AND DESIST (hereinafter "STIPULATION") and agree as follows:

1. Consideration. The OFFICE, based on its examination of the BANK and other information reported to it, believes that necessary grounds exist to initiate an administrative cease and desist proceeding pursuant to Section 655.033, Florida Statutes (2008), against the BANK. The OFFICE also acknowledges the BANK's significant progress in correcting numerous areas of concern identified in the May 25, 2007, Stipulation and Consent Agreement, as adopted in the OFFICE's Final Order of May 31, 2007, in Administrative Proceeding Number 0342-B-9/06 ("2007 ORDER"). The BANK desires to cooperate with the OFFICE and to avoid the time and expense of administrative litigation and, without admitting or denying that such grounds exist, hereby stipulates and agrees to the following terms in consideration of the OFFICE's forbearance from initiating such administrative litigation through the attached ORDER TO CEASE AND DESIST ("ORDER"), which upon issuance by the OFFICE shall terminate and supersede the 2007 ORDER.

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2. Jurisdiction.

(a) Florida Community Bank is a Florida state-chartered bank, charter number 306, with its principal place of business at 1400 North 15th Street, Immokalee, Florida 34142, and is thus a state financial institution, as that term is defined in Section 655.005(1)(p), Florida Statutes, and an insured depository institution, State nonmember bank, as those terms are defined in 12 U.S.C. § 1813 of the Federal Deposit Insurance Act ("Act"), 12 U.S.C. § 1811 et seq.

(b) As a state-chartered financial institution, the BANK and each of its directors, officers, and employees are. subject in all respects to Chapters 655 and 658, Florida Statutes, and the rules and regulations promulgated thereunder as contained in Chapter 69U, Florida Administrative Code.
(c) As an insured depository institution, the BANK and each of its directors, officers, and employees are subject in all respects to the Act and the Federal Deposit Insurance Corporation's ("FDIC") Rules and Regulations promulgated thereunder as set forth in 12 C.F.R. Parts 300-399.
(d) As a state-chartered financial institution, the BANK acknowledges that the OFFICE has jurisdiction and authority to issue the ORDER pursuant to Section 655.033, Florida Statutes, for violations of laws and rules relating to the operation of a financial institution and unsafe and unsound practices.
(e) As an insured depository institution, the BANK acknowledges that the FDIC has jurisdiction and authority to issue a separate cease and desist order pursuant to Section 8(b) of the Act, 12 U.S.C. § 1818(b) and 12 C.F.R. Part 303.

3. Consent. The BANK, without admitting or denying any violations of laws,

regulations, or rules, and without admitting or denying having engaged in any unsafe or unsound practices, hereby consents and agrees to the entry by the OFFICE of the attached ORDER and the termination of the 2007 ORDER. The BANK further consents and agrees to comply with the provisions of the ORDER upon its entry. The terms of this STIPULATION are incorporated by reference into said ORDER.

4. Finality and Enforceability. The BANK stipulates and agrees that the attached

ORDER shall, upon its issuance, become effective and enforceable as an "order" defined in Section 655.033, Florida Statutes, and "cease and desist order" as defined in Section 655.041, Florida Statutes, and that the ORDER is otherwise legally sufficient.

Further, the BANK stipulates and agrees that the ORDER shall constitute final agency action by the OFFICE, for which the OFFICE has the power to enforce the terms of the ORDER pursuant to Chapters 120, 655, and 658, Florida Statutes.

5. Waiver of the Notice of Charges, Hearing, and Judicial Review. The BANK

acknowledges that it has been advised to seek independent legal counsel, that it had an opportunity to consult with an attorney as to the BANK's rights and obligations prior to signing this STIPULATION, and that the BANK is acting freely and voluntarily, intending to be bound by the STIPULATION and ORDER.
The BANK knowingly and voluntarily waives its rights to separately stated Findings of Fact, Conclusions of Law, Notice of Rights, and any other notice contained in any administrative complaint, cease and desist order, and this STIPULATION, its rights to any administrative hearing provided in Section 120.57, Florida Statutes, and further waives any right to seek judicial review of the ORDER or of the' STIPULATION as otherwise provided by Section 120.68, Florida Statutes. Such waivers of rights by the BANK, include, but are not limited to:

a. Any right to receipt of Notice of Rights or any other notice required pursuant to Chapter 120, Florida Statutes;

b. Any notice required pursuant to Chapters 655 or 658, Florida Statutes, including but not limited to any additional notice required under section 655.041, Florida Statutes, for the OFFICE to seek administrative fines for any violation of the ORDER;

c. Any right to an administrative hearing or issuance of a recommended order provided by Chapters 120, 655, or 658, Florida Statutes, or Chapters 28 or 69 of the Florida Administrative Code;

d. Any requirement that the ORDER contain stated Findings of Fact and Conclusions of Law or a Notice of Rights;

e. Any right to contest the validity of any term, condition, obligation, or duty created hereby in any judicial or administrative forum; and

f. Any and all objections to, or challenges in any judicial proceeding or forum, including but not limited to, appeal pursuant to section 120.68, Florida Statutes, any aspect, provision, or requirement concerning the content, issuance, procedure, or timeliness of this STIPULATION or the ORDER adopting this STIPULATION.

6. Effectiveness. The BANK stipulates and agrees that this STIPULATION, the

ORDER attached hereto, and the termination of the 2007 ORDER shall be effective on the date of issuance of the ORDER by the OFFICE.

7. Future Action. This STIPULATION is being entered into without prejudice to the rights of the OFFICE to take any future action against the BANK and each of the directors as the OFFICE deems necessary and appropriate to insure compliance with the terms of this STIPULATION and the attached ORDER, any other order entered against the BANK, or to prevent any violation of laws, regulations, or rules relating to financial institutions.

8. Controlling Law. The invalidity of any clause contained herein shall not affect the enforceability of the remainder of this STIPULATION. This STIPULATION shall be interpreted and governed by the laws of the State of Florida and, if applicable, the United States of America.

WHEREFORE, and it is resolved that, in consideration of the foregoing, the OFFICE, the BANK, and each of the directors on behalf of the BANK, hereby execute this STIPULATION AND CONSENT TO ENTRY OF ORDER TO CEASE AND DESIST and consent to its terms,

this                                    day of                                       ,            2008.

STATE OF FLORIDA, OFFICE OF

FINANCIAL REGULATION

BY:

Linda B. Charity, Director

Division of Financial Institutions

FLORIDA COMMUNITY BANK,

IMMOKALEE, FLORIDA

BY:

Beauford E. Davidson, as a Director

Patrick B. Langford, as a Director

James W. O' Quinn, as a Director

Bernard T. Rasmussen, as a Director

Charles B. Edwards, as a Director

Jon R. Olliff, as a Director

Stephen L. Price, as a Director

Daniel G. Rosbough, as a Director

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I,                                                                , Corporate Secretary of Florida Community Bank, Immokalee, Florida, hereby certify that the foregoing STIPULATION AND CONSENT TO ENTRY OF ORDER TO CEASE AND DESIST and Resolution agreeing to the terms of the aforesaid ORDER TO CEASE AND DESIST was duly enacted by the Board of Directors of Florida Community Bank, thisday of,2008.

BY:

Corporate Secretary

The undersigned, as Regional Director for the Federal Deposit Insurance Corporation,

acknowledges this STIPULATION AND CONSENT TO ENTRY OF ORDER TO CEASE AND DESIST executed by the State of Florida, Office of Financial Regulation, and Florida Community Bank, Immokalee, Florida, and considers its execution as representing a commitment to the Federal Deposit Insurance Corporation from the Board of Directors of Florida Community Bank, Immokalee, Florida, to comply with the terms of the STIPULATION and the attached ORDER TO CEASE AND DESIST.

Date:

BY:

Mark S. Schmidt

Regional Director

Federal Deposit Insurance Corporation

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STATE.OF FLORIDA

OFFICE OF FINANCIAL REGULATION

IN THE MATTER OF:                                                                                               )           ADMINISTRATIVE

PROCEEDING

FLORIDA COMMUNITY BANK                                                                                               )           NO. 0554-FI-9/08

IMMOKALEE, FLORIDA                                                                                               )

ORDER TO CEASE AND DESIST
The State of Florida, Office of Financial Regulation ("Office") has concluded, based upon the Office's Report of Examination ("Report"), for the examination that commenced on April 28, 2008, and other available information, that unsafe and unsound practices exist at Florida Community Bank ("Bank"), Immokalee, Florida. The Office recognizes that the Bank has made significant progress in correcting numerous areas of concern identified in the May 25, 2007, Stipulation and Consent Agreement, as adopted in the Office's Final Order of May 31, 2007, in Administrative Proceeding Number 0342-B-9/06 ("2007 ORDER"). However, the Office has determined that the continued deterioration of the national and state economic conditions, especially in residential and commercial real estate, have adversely impacted the Bank and therefore superseding action in the form of an Order to Cease and Desist ("ORDER") is necessary.

The Bank, by executing the attached STIPULATION AND CONSENT TO ENTRY OF ORDER TO CEASE AND DESIST, which is hereby incorporated by reference in this ORDER, has agreed to the entry of such an ORDER and the termination of the 2007 ORDER.

Accordingly, it is hereby ORDERED that the Bank, and each of its directors,  officers,

employees, and financial institution-affiliated parties, as such terms are defined in Section

655.005, Florida Statutes, and in the Federal Deposit Insurance Act ("FDI Act") (12 U.S.C. § 1811et seq.) at 12 U.S.C. § 1813(u), successors, assigns, and other persons participating in the conduct and affairs of the Bank, shall CEASE AND DESIST from the following unsafe and unsound practices and violations of applicable regulatory guidance relating to financial institutions:

A. Operating the Bank in a manner that fails to prevent unsafe and unsound practices and violations of regulatory guidance;

B. Operating the Bank without adequate loan underwriting standards or a loan review program that would insure sound loan underwriting, risk assessment, and risk management;

C. Operating the Bank with an excessive level of adversely classified assets;

D. Operating the Bank with an excessive level of brokered deposits;

E. Operating the Bank with an excessive level of concentrations in commercial real estate loans; and,

F. Operating the Bank with inadequate earnings.

In addition to the foregoing, IT IS HEREBY ORDERED that the Bank and its directors,

officers, employees, financial institution-affiliated parties, successors, assigns, and other persons participating in the conduct and affairs of the Bank take the following affirmative corrective actions:

MANAGEMENT

1.
Within 30 days of the effective date of this ORDER, the Bank's Board of Directors ("Board") shall establish a Committee ("Compliance Committee") consisting of at least five members, responsible for ensuring compliance by the Bank with this ORDER. The majority of members of the Compliance Committee shall be independent directors as defined herein. The

Compliance Committee shall monitor compliance with this ORDER, and within 60 days from the effective date of this ORDER, and every 30 days thereafter, shall submit a written report detailing the Bank's compliance with this ORDER to the Board, for review and consideration during its regularly scheduled meeting. The compliance report and any discussion related to the report or ORDER shall be incorporated into the minutes of the meeting of the Board. Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER. For the purposes of this.ORDER, an "independent director" shall be an individual who is a member of the Bank's Board and is not employed in any capacity by the Bank, any of its subsidiaries, or affiliated organizations, other than as a director, or is otherwise deemed to be an independent director for purposes of this ORDER by the Office and the Federal Deposit Insurance Corporation ("FDIC") (collectively, the "Supervisory Authorities").

2.	Within 30 days of the effective date of this ORDER, the Board of Directors shall establish a search committee, comprised entirely of outside directors, to identify and recruit new Board members with sufficient expertise to return the bank to a safe and sound condition. Within 90 days the Board shall have identified three additional qualified members and submitted them to the Supervisory Authorities for their review in accordance with paragraph 6.

3.	Within 60 days of the effective date of this ORDER, the Bank's Compliance Committee shall engage a qualified outside firm, acceptable to the Supervisory Authorities, to perform a review of the Bank's management ("Management Review"). The Management Review shall make an assessment of the Bank's staffing needs and determine whether the Bank is adequately staffed by qualified personnel possessing the ability, experience, training, and other necessary qualifications required to perform present and anticipated duties. The qualifications of management shall also be assessed in light of the current condition of the Bank and management's contribution thereto, and on its ability to:

a.	Comply with the requirements of this ORDER;

b.	Operate the Bank in a safe and sound manner;

c.	Comply with applicable laws, regulations, and published regulatory guidance; and

d.	Restore all aspects of the Bank to a safe and sound condition, including: asset quality, capital adequacy, earnings, liquidity, interest rate risk, and management effectiveness.

In the next progress report due, in accordance with paragraph 31 of this ORDER, following the completion of the Management Review, the Bank shall submit a copy of the Management Review for the Supervisory Authorities' review and comment. The Compliance Committee, following receipt of the Supervisory Authorities' comments about the Management Review, if any, shall act upon those comments within 30 days.

4.
Within 60 days of the effective date of this ORDER, the Compliance Committee shall review, update, and expand the Management Succession Plan, last approved by the Board of Directors on May 15, 2008, to identify successors for all key officers. The updated plan shall be submitted to the Supervisory Authorities for review and comment.

5.
During the life of this ORDER, the Board shall maintain its participation in the affairs of the Bank, with full responsibility for the approval of sound policies and objectives and for the supervision of all the Bank's activities including compliance with this ORDER, consistent with the role and expertise commonly expected for directors of banks of comparable size. Detailed written minutes of all Board and Board Committee meetings shall be maintained and recorded on a timely basis fully documenting the review, discussion, and approval or disapproval of all agenda items and any other matters discussed at the meetings and shall include the names of any dissenting directors on any matter.

6.
During the life of this ORDER, the Bank shall notify the Supervisory Authorities in writing when it proposes to add any individual to the Board or employ any individual as an executive officer, as that term is defined in Section 655.005(1)(f), Florida Statutes, or as a senior executive officer as that term is defined in Part 303 of the FDIC Rules and Regulations, 12 C.F.R. § 303.101, including, but not limited to, the president, chief executive officer, Bank Secrecy Act officer, chief lending officer, chief financial officer, chief credit officer, and chief operations officer. Such notification must be received at least 60 days before such addition or employment is intended to be effective and shall be in addition to any application or prior approval requirements established by Section 655.0385, Florida Statutes, or Section 32 of the FDI Act, 12 U.S.C. § 1831i, and implementing regulations. All notifications to the Supervisory Authorities shall, at a minimum, comply with the requirements set forth in Rule 69U-100.03852, Florida Administrative Code, and Section 32 of the FDI Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. §§ 303.100 through 303.103. The Supervisory Authorities may specify, at their sole discretion, such additional information or notice requirements for the Bank to submit as may be deemed necessary to properly evaluate the proposed individual(s). The Bank shall not add or employ any proposed individual(s) if either of the Supervisory Authorities issues a written notice of disapproval.

CAPITAL

7.
Within 30 days, the Bank shall submit to the Supervisory Authorities a Capital Plan satisfactory to the Supervisory Authorities for maintaining the following capital ratios, as defined in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. § 325.103:

a.	Tier 1 Leverage Capital Ratio of at least 8.0 percent,

b.	Tier 1 Risk Based Capital Ratio of at least 10.0 percent, and

c.	Total Risk Based Capital Ratio of at least 12.0 percent.

The Capital Plan, at a minimum, shall address and consider the Bank's current and future capital requirements, the volume of the Bank's adversely classified assets, anticipated growth in the Bank's assets, the Bank's anticipated level of earnings, funding of the Allowance for Loan and Lease Losses ("ALLL"), and available sources of capital. Within 30 days from receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Board shall approve the Capital Plan, which shall be recorded in the minutes of the

Board meeting. Thereafter, the Bank shall implement and fully comply with the Capital Plan.

8.
During the life of this ORDER, the Bank's Tier 1 Leverage Capital Ratio shall be maintained at no less than 8.0 percent, the Tier I Risk Based Capital Ratio at no less than 10.0 percent and Total Risk Based Capital Ratio at no less than 12.0 percent. In the event these capital ratios fall below the required percentages at the end of any calendar quarter, the Bank shall notify the Supervisory Authorities of the capital deficiency within ten days and shall increase capital by an amount sufficient to raise the ratio to the required percentages prior to the next quarter end. Any capital infusion or restoration plan that would tesult in the direct or indirect acquisition of control of the Bank, as set forth in Sections 658.27 and 658.28, Florida Statutes, or Section 7{j) of the FDI Act, 12 U.S.C. § 1817(j), and the implementing FDIC rules as set forth in 12 C.F.R. Part 303, Subpart E, shall require the prior notice to, and approval of, the Supervisory Authorities before the execution of such plan.

9.	During the life of this ORDER, the Bank shall not declare or pay any dividends or make any other capital distributions without the prior written approval of the Supervisory Authorities. All requests for prior approval shall be received by the Supervisory Authorities at least 30 days prior to the proposed dividend or distribution declaration date and shall contain, but not be limited to, current and projected information on earnings, cash flow, capital, asset quality, and ALLL needs of the Bank.

ASSET QUALITY

10.	Within 30 days, the Bank shall eliminate from its books, by collection, charge-off, or other proper entries, all assets or portions of assets classified "Loss" in the Report, which have not been previously collected or charged off, unless approved in writing by the Supervisory

Authorities. As long as this ORDER remains in effect, the Bank shall, within 30 days of receipt of any official Report of Examination of the Bank from the Supervisory Authorities, eliminate from its books by collection, charge-off, or other proper entries, all assets or portions of assets classified "Loss" which have not been previously collected or charged off, unless approved in writing by the Supervisory Authorities.

11.
Within 30 days of the effective date of this ORDER, the Board shall establish a Special Assets Committee, the majority of which shall be comprised of outside directors. Active officers participating in the Special Assets Committee shall not have had any role in the underwriting or approval of assets subject to this committee. The Special Assets Committee shall oversee loan and Other Real Estate Owned (OREO) workout efforts and approve all major aspects of loan and OREO improvement plans, including the Classified Assets Plan developed pursuant to paragraph 12 of this ORDER. The committee shall meet no less often than monthly.

12.
Within 60 days from the effective date of this ORDER, under supervision of the Special Assets Committee established pursuant to paragraph 11 of this ORDER, the Bank shall formulate a written plan to reduce the Bank's risk exposure in each asset, or relationship, in excess of $500,000 and classified "Substandard" or "Doubtful" in the Report, or classified "Loss" but permitted to remain on the books pursuant to written approval of the Supervisory Authorities ("Classified Assets Plan"). For purposes of this provision, "reduce" means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by the Supervisory Authorities. In developing the Classified Assets Plan mandated by this paragraph, the Bank shall, at a minimum, and with respect to each adversely classified loan or lease, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank's collateral position.

a.	In addition, the Classified Assets Plan mandated by this provision shall also include, but not be limited to, the following:

i.	A schedule for reducing the outstanding dollar amount of each of these adversely classified assets;

ii.	Specific action plans intended to reduce the Bank's risk exposure in eachclassified asset;

iii.
A schedule showing, on a quarterly basis, the expected consolidated balance of all adversely classified assets, and the ratio of the consolidated balance to the Bank's projected Tier 1 capital plus the ALLL;

iv.	A provision for the Bank's submission of monthly written progress reports to the Board; and

v.	A provision mandating Board review of the progress reports, with a notation of the review recorded in the minutes of the meeting of the Board.

b.
The Classified Assets Plan mandated by this provision shall further require a reduction in the aggregate balance of assets classified "Substandard" and "Doubtful" in the Report, or classified "Loss" but permitted to remain on the books pursuant to paragraph 10, in accordance with the following schedule:

i.	Within 120 days of the effective date of this ORDER, to not more than 130 percent of Tier I capital plus the ALLL as determined at the end of the four month period;

ii.	Within 210 days of the effective date of this ORDER, to not more than 100 percent of Tier 1 capital plus the ALLL as determined at the end of the seven month period; and

iii.	Within 360 days of the effective date of this ORDER, to not more than 60 percent of Tier l capital plus the ALLL as determined at the end of the one year period.

The requirements of this paragraph do not represent standards for future operations of the Bank. Following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets. The Classified Assets Plan may include a provision for increasing Tier 1 capital when necessary to achieve the prescribed ratio.

13.	Within 60 days of the effective date of this ORDER, the Bank shall submit the Classified

Assets Plan to the Supervisory Authorities for review and comment. Within 30 days from receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Bank shall approve the Classified Assets Plan, which approval shall be recorded in the minutes: of the Board meeting. Thereafter, under supervision of the Special Assets Committee, the Bank shall implement and fully comply with the Classified Assets Plan. The Special Assets managing officer, as required by paragraph 17, shall oversee efforts made to reduce adversely classified assets. Progress reports required by paragraph 31 shall include copies of the Classified Assets Plan's monthly progress reports provided to the Board.

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14.	While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit or obligation with the Bank that has been, in whole or in part, charged off or classified "Loss" or "Doubtful" by either of the Supervisory Authorities or any internal or external reviewer of asset quality and is uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing any credit already extended to the borrower after collecting in cash all interest and fees due from the borrower. This paragraph shall not apply if the Bank's failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank. Prior to extending additional credit pursuant to this paragraph, whether in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by the Board, or a designated committee thereof, who shall certify, in writing:

a.	Why failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;

b.
That the extension of such credit would improve the Bank's position, is necessary to protect the Bank's interests, and is adequately secured, including an explanatory statement of how the Bank's position would improve;

c.	That an appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to be extended;

d.	All necessary loan documentation is on file, including, at a minimum, current financial and cash flow information, and satisfactory appraisal, title and lien documents; and

e.	The signed certification shall be made a part of the minutes of the Board or designated committee meeting with a copy retained in the borrower's credit file.

15.
While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower whose loans are adversely classified "Substandard" by either of the Supervisory Authorities or any internal or external reviewer of asset quality, without prior approval by the Board, or a designated committee thereof. The Board or committee shall not approve the proposed extension without first making affirmative determinations that:

a.	The extension of credit is in full compliance with the Bank's loan policy;

b.	The extension of credit is necessary to protect the Bank's interests, or is adequately secured;

c.	The Bank found the primary and secondary obligors to be creditworthy based on a credit analysis;

d.	All necessary loan documentation is on file, including, at a minimum, current financial and cash flow information, and satisfactory appraisal, title and lien documents; and

e.	The Board's affirmative determination is recorded in the minutes of the Board or designated committee meeting with a copy retained in the borrower's credit file.

16.
Within 45 days of the effective date of this ORDER, the Special Assets Committee shall perform an evaluation of the Special Assets Department to identify any management or staffing needs necessary to properly manage the deteriorating asset quality. The evaluation shall be reduced to writing and submitted to the Supervisory Authorities for review and comment.

17.	Within 60 days of the effective date of this ORDER, the Special Assets Department shall be reorganized so that:

a.
It is managed by a qualified executive officer with adequate training, proven workout experience, and who has been delegated full authority and resources to implement the Classified Assets Plan developed pursuant to paragraph 12 of this ORDER, and who has not had any role in underwriting or approval of assets subject to Special Assets Committee oversight; and

b.	The Special Assets Department managing officer shall report to the Special Assets Committee which shall oversee efforts made to reduce adversely classified assets.

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18.	Within 60 days of the effective date of this ORDER, written policies and procedures supporting the Special Assets Department shall be revised and updated to:

a.	Give necessary authority to the Special Assets Department and managing officer to take measures necessary to resolve asset problems;

b.	Clearly identify the workout function of the department;

c.	Clearly establish accountability of department personnel;

d.	Address the timing of placing an asset into the department;

e.	Address collection procedures fully, including but not limited to the steps, timing and sequence of collection measures;

f.	Establish reduction schedules or goals for the level of adversely classified assets; and

g.	Establish the proper accounting treatment for carrying foreclosed real estate and repossessed personal property in accordance with Section 658.67(9), Florida Statutes.	In the next progress report required by paragraph 31 following their preparation, copies of the revisions shall be submitted to the Supervisory Authorities for review and' comment. Within 30 days of receipt of such comments from the Supervisory Authorities, and after consideration of such comments, the Board shall approve the revised policies and procedures, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the revised policies and procedures shall be fully enforced by the Board and the Bank's management.

19.	Within 30 days of the effective date of this ORDER, the Bank shall develop a plan to address loan administration and underwriting deficiencies noted in the Report ("Underwriting Plan"), including:

a.	Consistency in complying with Loan Policy requirements to evaluate global cash flows. An evaluation of global cash flows includes, but is not necessarily limited to,

consideration of all cash flows of borrowers and guarantors that are potentially available to meet all debt servicing requirements and, as compared to those debt servicing requirements, consider how they are scheduled to change over time;

b.	Appropriate appraisal review practices and the inclusion of appraisal review reports in the loan files; and,

c.	Ceasing to make any extension or renewal of loans for more than 12 months without principal reductions as currently required by the Bank's policy.

In the next progress report required by paragraph 31 following its preparation, a copy of the Underwriting Plan shall be submitted to the Supervisory Authorities for review and comment.

Within 30 days of receipt and after consideration of all such comments from the Supervisory

Authorities, the Board shall approve the Underwriting Plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Underwriting Plan.

20.	Within 60 days of the effective date of this ORDER, the Bank shall enhance its internal loan review function so that review ratings accurately reflect credit quality.

21.
Within 60 days from the effective date of this ORDER, the Bank's Loan Policy shall be revised to address the deficiencies noted in the Report. The revisions shall include, in addition to those prescribed elsewhere in this ORDER, the following:

a.	Clear identification of the Bank's trade area;

b.	Requirement that loan offerings accurately identify the loan purpose and the sources of repayment other than sale of the collateral;

c.	Debt-service coverage limits;

d.	Guidance of the December 13, 2006, Interagency Policy Statement on the Allowance for Loan and Lease Losses;

e.	Requirement for the approval of the Board or Committee for advancing new funds to any adversely classified borrower; and,
f.	Guidelines for obtaining new appraisals.

In the next progress report required by paragraph 31 following their preparation, a copy of the Loan Policy revisions shall be submitted to the Supervisory Authorities for review and comment. Within 30 days of receipt and after consideration of all such comments from the

Supervisory Authorities, the Board shall approve the revised policies and procedures, which approval shall be recorded in the minutes of the Board meeting.

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CONCENTRATIONS

22.
Within 30 days from the effective date of this ORDER, the Bank shall review its concentrations of credit as listed on page 76 of the Report to identify the level of risk and develop a written plan, approved by its Board and acceptable to the Supervisory Authorities, to systematically reduce the Bank's level of concentration risk ("Concentration Plan"), which, at a minimum, shall include:

a.	Percent of capital to which the Bank shall reduce each concentration;

b.	Timeframes for achieving the reduction in dollar levels identified in response to subparagraph a;

c.	Provisions for the submission of monthly written progress reports to the Board for review and notation in the minutes of its meetings; and,

d.	Procedures for monitoring the Bank's compliance with the Concentration Plan. In conjunction with preparing the' Concentration Plan, the Bank's management and the

Board shall review and incorporate as appropriate in the Bank's policies and procedures, the final joint agency guidance Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices as set forth in the FDIC's Financial Institution Letter, FIL-104-2006, dated December 12, 2006, and any subsequent amendments or guidance that may be issued.

In the next progress report required by paragraph 31 following its preparation, copies of the

Concentration Plan and the revised policies and procedures shall be submitted to the Supervisory

Authorities for review and comment. Within 30 days of receipt and after consideration of all such comments from the Supervisory Authorities, the Board shall approve the Concentration Plan and revised policies and procedures, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Compliance Plan and the revised policies and procedures.

23.	Within 60 days from the effective date of this ORDER, the Board shall develop a written plan acceptable to the Supervisory Authorities which will enable the Board and management to monitor concentrations of risk in relation to Tier 1 capital and Total Risk Based Capital as those are defined at Part 325 of the FDIC's Rules and Regulations, 12 C.F.R. Part 325 ("Monitoring Plan"). At a minimum, the Monitoring Plan shall include appropriate limits for concentrations of credit by industry, product line, type of collateral, geographic location, repayment source, and borrower. The Monitoring Plan shall specifically establish limits and identify the risks associated with the concentration of commercial real estate ("CRE") loans noted in the Report, and address deficiencies in monitoring of concentrations noted in the "Examination Conclusions and Comments" and "Risk Management Assessment" schedules of the Report. Further, the Board shall identify procedures for ascertaining compliance with the Monitoring Plan, and Bank management shall be required to provide monthly reports to the Board regarding the level and composition of concentrations. Any discussions by the Board, or its designated committees, which are related to concentrations of risk shall be recorded in the minutes of the Board's regular monthly meetings.

In the next progress report required by paragraph 31 following its preparation, a copy of the

Monitoring Plan shall be submitted to the Supervisory Authorities for review and comment. Within 30 days of receipt and after consideration of all such comments from the Supervisory Authorities, the Board shall approve the plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Monitoring Plan.

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ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)

24.
Within 30 days from the effective date of this ORDER, the Board shall review the adequacy of the ALLL. For the purpose of this provision of the ORDER, the adequacy of the ALLL shall be determined after the charge off of all loans or other items classified "Loss" in any Report of Examination from either of the Supervisory Authorities. The policies of the Bank shall provide for a review of the ALLL at least once each calendar quarter. Such reviews shall be completed within at least ten (10) days of the end of each quarter, in order that the findings of the Board with respect to the ALLL may be properly reported in the quarterly Reports of Condition and Income. Such reviews shall, at a minimum:

a.
Include the results of the Bank's internal loan review, loan and lease loss experience, trends of delinquent and nonaccrual loans, estimates of potential loss exposure of significant credits, concentrations of credit, present and prospective economic conditions, and extensions of credit identified as "Special Mention" or adversely classified in the latest Report of Examination by either of the Supervisory Authorities or in any other report or document from an internal or external reviewer of asset quality; and,

b.
Incorporate the standards- of the Federal Financial Institutions Examination Council's Instructions for Preparation of Consolidated Reports of Condition and Income, the Interagency Policy Statement on the Allowance for Loan and Lease Losses, and other applicable regulatory guidance that addresses the adequacy of the Bank's ALLL. Any deficiency in the ALLL shall be remedied by a charge to current operating earnings and reflected in the Reports of Condition and Income for the calendar quarter to which it applies. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. The Bank's policy for determining the adequacy of the ALLL and its implementation shall be satisfactory to the Supervisory Authorities at subsequent examinations and/or visitations.

EARNINGS

25.
Within 60 days from the effective date of this ORDER, the Bank shall formulate and implement a written plan to improve earnings ("Earnings Plan"). During the life of this ORDER, the Earnings Plan and any subsequent modifications thereto shall be promptly submitted to the Supervisory Authorities for review and comment within ten days after approval and adoption by the Board. Each Earnings Plan shall, at a minimum, describe the goals, strategies, and actions necessary for improving and maintaining profitability, and shall include realistic and comprehensive budgets with revenue and expense projections, the operating assumptions that form the basis for major projected income and expense components, a budget review process to compare actual performance with the projections, and an Earnings Plan review process by the Board not less than quarterly. In the next progress report required by paragraph 31 following its preparation, the Earnings

Plan shall be forwarded to the Supervisory Authorities. Within 30 days of receipt of comments from the Supervisory Authorities, and after consideration of such comments, the Board shall approve the Earnings Plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Earnings Plan.

26.
The Bank shall immediately revise its 2008 business plan and operating budget and earnings forecast to reflect the continuing unsatisfactory asset quality, the $8,295,000 additional provision for loan and lease losses ("PLLL") in the second quarter, realistic future PLLL and their effects on 2008 earnings, and reasonable expectations for losses on sales of OREO. No later than December 1, 2008, the bank shall finalize and submit to the Supervisory Authorities a comprehensive business plan and budget and earnings forecast for 2009 and 2010. The business plan and budget and earnings forecast shall contain narrative comments which address the Bank's expectations for asset growth rates and limitations, implementation of the Earnings Plan required by paragraph 25 of this ORDER, and the underlying assumptions used in determining the Bank's financial projections. Thereafter, quarterly progress reports regarding the Bank's actual performance compared with the budget plans shall be submitted concurrently with other reporting requirements set forth in Paragraph 31 of this ORDER.

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LIQUIDITY

27
Upon the effective date of this ORDER, and so long as this ORDER remains in effect, the Bank shall not increase the amount of brokered deposits above the amount outstanding as of the effective date of this ORDER.

a.
Within. 10 days of the effective date of this ORDER, the Bank shall submit to the Supervisory Authorities for review and comment a written plan for reducing its reliance on brokered deposits ("Deposit Plan"), which shall detail the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid. Within 30 days of receipt and after consideration of all such comments from the Supervisory Authorities, the Board shall approve the revised Deposit Plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and fully comply with the Deposit Plan. For purposes of this ORDER, brokered deposits are defined in Section 337.6(a)(2) of the FDIC Rules and Regulations, 12 C.F.R. §337.6(a)(2);

b.
During the life of this Order, the Bank shall limit its use of brokered deposit funds and accounts to levels acceptable to the Supervisory Authorities and in accordance with the Deposit Plan adopted pursuant to this paragraph. Controls commensurate with the liquidity and funding risks associated with the use of brokered deposits, as articulated-in the May 2001 Joint Agency Advisory on Brokered and Rate-Sensitive Deposits, shall be implemented. The Bank shall not accept brokered deposits except in compliance with the provisions of Section 29 of the FDI Act, 12 U. S. C. § 1831 f, and Section 337.6 of the FDIC Rules and Regulations, 12 C.F.R. § 337.6; and,

c.
Within 30 days of the effective date of this ORDER, the Bank's management shall prepare and implement internal controls and reports that track the extent to which rates of interest paid on new or renewed deposits vary from other interest rates in accordance with the measures and methods of calculation specified in Section 337.6 (b) of the FDIC Rules and Regulations.

The Bank shall provide a written progress report to the Supervisory Authorities detailing the level, source, and use of brokered deposits with specific reference to progress under the Bank's Deposit Plan together with the progress reports required by paragraph 31.

28.	During the life of this ORDER, the Bank shall not borrow money or issue evidences of indebtedness, other than deposits, Federal Funds purchased, and Federal Home Loan Bank borrowings in compliance with all applicable state and/or federal banking regulations and the other provisions of this ORDER, without first obtaining written approval from the Supervisory Authorities. Every effort shall be made to reduce the Net Non Core Funding Dependence ratio to 25 percent or less.

INTEREST RATE RISK MANAGEMENT

29	Within 30 days of the effective date of this ORDER:

a.	Minutes of the Asset/Liability Committee shall document that members are knowledgeable of and agree or disagree with assumptions used in the IPS Sendero simulation model run by Compass Bank;

b.	Management shall quantify significant rate and volume variances to help explain why actual results are different from the forecasted results provided by the IPS Sendero simulation model; and,

c.	Internal audit reviews of the IPS Sendero simulation model shall test the mathematical accuracy of the model.

VIOLATIONS OF LAWS AND REGULATIONS

30.	Within 30 days of the effective date of this ORDER, the Bank shall eliminate or correct the violation of 12 C.F.R. 323.3(a) noted on page 29 of the Report relating to real estate appraisals.

PROGRESS REPORTS

31
Within 30 days after the end of each calendar quarter following the effective date of this ORDER, the Bank shall furnish written progress reports to the Supervisory Authorities detailing steps taken to comply with the requirements of this ORDER. The requirements for progress reports shall continue during the life of this ORDER unless modified or terminated in writing by the Supervisory Authorities. All progress reports and other written responses to this ORDER shall be reviewed. by the Board of Directors and be made a part of the minutes of the Board meeting that conducted the review.

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Each quarterly progress report shall include a copy of the Consolidated Reports of Condition and Income for the quarter just ended. Upon written request from the Bank and a showing of good cause, the Office, in its sole discretion, may grant extensions of time for any reporting or compliance deadline specified in this ORDER.

EFFECTIVE DATE AND DURATION OF ORDER

The provisions of this ORDER shall become effective immediately upon execution by the Commissioner of the Office of Financial Regulation, or his designee, and shall be binding upon the Bank, its directors, officers, employees, agents, successors and assigns, financial institution affiliated parties, and other persons participating in the conduct of the affairs of the Bank. Further, this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provision of this ORDER shall be modified, terminated, suspended, or set aside by the Office. The existence of this ORDER shall not preclude either of the Supervisory Authorities from initiating other actions with respect to the Bank.

The Final Order of May 31, 2007, in Administrative Proceeding Number 0342-B-9/06, is hereby terminated, effective immediately upon execution of this ORDER. DONE AND ORDERED in Tallahassee, Florida, this _ day of,2008.

Linda B. Charity, Director

Division of Financial Institutions For the Commissioner,

Office of Financial Regulation

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NOTICE OF RIGHT TO APPELLATE REVIEW

A PARTY WHO IS ADVERSELY AFFECTED BY THIS FINAL ORDER IS ENTITLED TO JUDICIAL REVIEW PURSUANT TO SECTION 120.68, FLORIDA STATUTES. REVIEW PROCEEDINGS ARE GOVERNED BY THE FLORIDA RULES OF APPELLATE PROCEDURE. SUCH PROCEEDINGS ARE COMMENCED BY FILING THE ORIGINAL NOTICE OF APPEAL WITH THE AGENCY CLERK, OFFICE OF FINANCIAL REGULATION, LEGAL SERVICES OFFICE, THE FLETCHER BUILDING, SUITE 526, 200 EAST GAINES STREET, TALLAHASSEE, FLORIDA 32399-0379; AND A COPY, ACCOMPANIED BY THE FILING FEES PRESCRIBED BY LAW, WITH THE DISTRICT COURT OF APPEAL, FIRST DISTRICT, 300 MARTIN LUTHER KING, JR. BLVD., TALLAHASSEE, FLORIDA 32399-1850, OR IN THE APPELLATE DISTRICT IN WHICH THE PARTY RESIDES. THE NOTICE OF APPEAL MUST BE FILED WITHIN THIRTY (30) DAYS OF RENDITION OF THE FINAL ORDER TO BE REVIEWED.

CERTIFICATE OF SERVICE

I hereby certify that a true and correct copy of the foregoing ORDER TO CEASE AND DESIST has been furnished by U.S, Mail thisday of,2008 to the Board of Directors, Florida Community Bank, 1400 North 15th Street, Immokalee, Florida 34142.

Bruce Kuhse (Florida Bar #0308470)

Assistant General Counsel

Office of Financial Regulation 200 East Gaines St.

The Fletcher Building, Suite 526

Tallahassee, FL 32399-0379

Tel: (850) 410-9896

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